UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2018

LIVE OAK BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	001-37497	26-4596286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1741 Tiburon Drive, Wilmington, NC		28403
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (910) 790-5867

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 12, 2018, Live Oak Banking Company (the "Bank"), a wholly owned subsidiary of Live Oak Bancshares, Inc. (the "Company"), and Gregory B. Thompson, former Chief Operating Officer of the Bank, entered into a Separation and Release Agreement (the "Separation Agreement"). Pursuant to the Separation Agreement, subject to its terms and conditions, the Bank agreed to pay Mr. Thompson a gross amount of $33,334 per month for a period of twelve months, which amount is equivalent to Mr. Thompson's salary prior to the termination of his employment on February 15, 2018, plus premiums for COBRA continuation of health insurance coverage through January 31, 2019. Pursuant to the Separation Agreement, Mr. Thompson provided the Bank and related persons a general release of claims arising out of or relating to his employment with the Bank and termination thereof. The Separation Agreement also includes customary non-disparagement provisions.
On February 12, 2018, the Compensation Committee of the Board of Directors of the Company approved an award of restricted stock units ("RSUs") to Mr. Thompson. Under the terms of the RSU award, Mr. Thompson is entitled to receive 25,000 shares of the Company’s voting common stock upon vesting of the RSUs. The vesting of the RSUs was contingent upon Mr. Thompson's execution of the Separation Agreement. The RSUs will vest in full on the first business day following the expiration of the seven-day revocation period provided in the Separation Agreement, provided Mr. Thompson has not revoked the Separation Agreement as provided therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVE OAK BANCSHARES, INC.
	By:	/s/ S. Brett Caines
S. Brett Caines
Chief Financial Officer

Dated: February 16, 2018